UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 7, 2021 (April 6, 2021)

Allena Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38268	45-2729920
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Newton Executive Park, Suite 202 Newton, Massachusetts		02462
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (617) 467-4577

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Mark J. Fitzpatrick to the Board of Directors

On April 6, 2021, the Board appointed Mark J. Fitzpatrick to the Board, effective April 6, 2021. Mr. Fitzpatrick will serve as a Class I director with a term expiring at the Company’s next annual meeting of stockholders, which is expected to be held on June 3, 2021 (the “Annual Meeting”), and until such time as his successor is duly elected and qualified, or until his earlier death, resignation or removal. Further, effective immediately following the Annual Meeting, the Board appointed Mr. Fitzpatrick to serve as a member of the Audit Committee of the Board, subject to his election as a director by the Company’s stockholders at the Annual Meeting. The Company expects that Mr. Fitzpatrick will also be appointed as chairman of the Audit Committee.

Mr. Fitzpatrick served as the President and Principal Financial Officer of Chiasma, Inc., a commercial-stage biopharmaceutical company (“Chiasma”), from June 2019 to January 2021, and previously served as President and Chief Executive Officer and a member of the board of directors of Chiasma, from October 2016 to June 2019 and Chief Financial Officer of Chiasma from June 2015 to October 2016. Prior to Chiasma, from May 2011 to June 2015, Mr. Fitzpatrick served as Chief Financial Officer at Aegerion Pharmaceuticals, Inc., a commercial-stage biopharmaceutical company specializing in the treatment of rare diseases. He also held the position of Chief Financial Officer at Proteon Therapeutics, Inc., RenaMed Biologics, Inc., Dynogen Pharmaceuticals, Inc., WorldStreet Corporation and Diacrin, Inc., and has more than 30 years of financial management experience in both public and private companies. Mr. Fitzpatrick began his professional career at Arthur Andersen LLP. Mr. Fitzpatrick received his B.S. in Accounting from Boston College in 1984 and earned a Certified Public Accountant certificate in the Commonwealth of Massachusetts in 1987. We believe Mr. Fitzpatrick is qualified to serve on our Board based on his extensive experience in executive management in the life sciences industry and his financial knowledge and experience.

As a non-employee director, Mr. Fitzpatrick will receive cash and equity compensation paid by the Company pursuant to its non-employee director compensation policy. There are no arrangements or understandings between Mr. Fitzpatrick and any other person pursuant to which Mr. Fitzpatrick was selected as a director, and there are no transactions between Mr. Fitzpatrick and the Company that would require disclosure under Item 404(a) of Regulation S-K. In addition, the Company has entered into an indemnification agreement with Mr. Fitzpatrick in connection with his appointment to the Board which is in substantially the same form as that entered into with the other directors of the Company.

Following the appointment of Mr. Fitzpatrick, the Company’s Class I directors will consist of Mr. Fitzpatrick and Alexey Margolin, Ph.D. The terms for the Company’s Class I directors will expire at the Annual Meeting.

Resignation of James N. Topper, M.D. and Andrew A. F. Hack, M.D., Ph.D.

On April 6, 2021, James N. Topper, M.D. and Andrew A. F. Hack, M.D., Ph.D. notified Allena Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of their intent to not stand for reelection to the Company’s Board of Directors (the “Board”) at the Annual Meeting and, as a result, each of their terms will end upon the conclusion of the Annual Meeting. Dr. Topper will also resign from his position as member and chairman of the Nominating and Corporate Governance Committee of the Board, and Dr. Hack will resign from his position as a member and chairman of the Audit Committee of the Board, effective upon the conclusion of the Annual Meeting. Neither Dr. Topper’s nor Dr. Hack’s decision to not stand for reelection was related to any disagreement with the Company on any matter relating to its operations, policies, practices or any issues regarding financial disclosures, accounting or legal matters.

A copy of the press release issued by the Company announcing the foregoing activities is furnished as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of the Company, dated April 7, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 7, 2021

Allena Pharmaceuticals, Inc.

By:	/s/ Richard Katz
Richard Katz
Chief Financial Officer